Exhibit 10.26
Joint Development Agreement
This Joint Development Agreement (this “JDA”) is dated effective as of February 6, 2024 (the “Effective Date”) between Cottonmouth Ventures LLC, a Delaware limited liability company (“Cottonmouth”), and Verde Clean Fuels, Inc., a Delaware corporation (“Verde”). Cottonmouth and Verde may be referred to herein individually as a “Party” and collectively as the “Parties”.
WITNESSETH:
WHEREAS, the Parties intend, subject to the terms and conditions set forth herein, to work together to develop, own and operate a facility capable of converting natural gas to gasoline in Martin County, Texas, with an expected nameplate capacity of approximately 2,913 barrels of gasoline per day (the “Plant”);
WHEREAS, as soon as reasonably possible after the execution of this JDA, Verde will enter into an agreement for the performance of the front-end engineering and design for the Plant (the “FEED Agreement”) with a to be selected contractor (“FEED Co”), pursuant to which, among other things, FEED Co will provide a proposal for project cost, on a lump sum, turnkey basis, to engineer, procure equipment for, design, construct, install, commission, performance test, warrant and guarantee the Plant to final completion (the total project cost as so proposed, the “Total Project Cost Estimate”).
WHEREAS, in connection with the development of the Project, the Parties (or their Affiliates) intend to prepare, negotiate and enter into certain agreements relating to the Project, subject to mutual agreement of the Parties and receipt of all internal approvals by each Party, including (i) a limited liability company agreement or similar operating agreement for the Project Company (the “LLC Agreement”), (ii)  a turnkey engineering, procurement and construction contract between the Project Company and a third party contractor whereby such third party contractor would engineer, procure equipment for, design, construct, install, commission, performance test, warrant and guarantee, on a lump sum, turnkey basis, the Plant (the “Construction Agreement”), (iii) a construction management agreement between the Project Company and Verde (or its Affiliate) pursuant to which Verde would be responsible for managing and overseeing the development of the Project through commencement of commercial operations (the “Construction Management Agreement”), (iv) a license agreement between the Project Company and Verde (or its Affiliate) whereby Verde would, on a non-exclusive basis, license to the Project Company the Verde Intellectual Property, including the proprietary technology developed by Verde and necessary to construct, operate and maintain the Plant and the Project (the “License Agreement”), (v) a lease agreement between the Project Company and Cottonmouth (or its Affiliate) for a long-term lease of property on which the Plant will be built

(the “Ground Lease Agreement”), (vi) an administrative services agreement between the Project Company and Verde (or its Affiliate) whereby Verde would be responsible for managing and overseeing the maintenance, operations and management services for the Project (the “Administrative Services Agreement”), and (vii) a gas tolling agreement between Project Company and an Affiliate of Cottonmouth whereby such Affiliate of Cottonmouth shall deliver natural gas feedstock to Project Company at the Plant and such Affiliate of Cottonmouth shall take the processed plant products at the tailgate for a multi-year term (the “Gas Tolling Agreement”);
WHEREAS, each of Cottonmouth and Verde intend for Verde to take the lead coordinating role in connection with the development stage activities for the Project contemplated by this JDA; and
WHEREAS, this JDA sets forth the Parties’ understanding of their rights and commitments with respect to the development of the Project, their rights to participate in the ownership of the Project Company, their rights and obligations regarding construction, financing, operation and maintenance of the Project, and other matters related to the Project.
NOW, THEREFORE, in consideration of the mutual covenants and agreements made in this JDA, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
Article 1. Definitions; Interpretation
1.1.Defined Terms.
The following terms, when used herein, shall have the meanings set forth below. The meanings specified herein are applicable both to the singular and the plural and to the masculine and feminine forms:
“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this JDA, Cottonmouth and its Affiliates shall be deemed not to be Affiliates of Viper Energy, Inc. and its subsidiaries, and vice versa.

“Assets” means, as to any Person, all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, and wherever situated) operated, owned or leased by such Person.
“Business Day” means any day other than a Saturday, a Sunday, or a day on which banks in Houston, Texas are authorized or required by law to be closed.
“Development Budget” means the budget attached hereto as Exhibit B (plus up to 10% more than the aggregate amount of all expenditures set forth therein) setting forth approved “Third Party Costs” and other reimbursable expenses expected to be incurred by the Parties in connection with the development of the Project, as it may be revised with the written approval of the Management Committee.
“Development Costs” means Third Party Costs and other reimbursable expenses incurred after the Effective Date in connection with the development of the Project, which are either (a) included in the Development Budget or (b) approved in writing by the Management Committee.
“Dollar” means the lawful currency of the United States of America.
“Financing Agreement” means any of: (a) the Project Company’s agreements with other Persons for the making available to the Project Company of loans, credit facilities, letters of credit, or other funds for the design, engineering, procurement of equipment, construction, installation, commissioning, performance testing, warranting and guaranteeing of the Project and any term financing to replace any such prior financings or other refinancing; and (b) the security documents, direct agreements, and other ancillary undertakings in favor of Lenders required pursuant to the agreements referred to in clause (a) above.
“FID” means a final investment decision by the boards of directors or other governing bodies of each of the Parties to proceed with the Project.
“Intellectual Property Rights” means any and all proprietary, industrial and intellectual property rights, under the law of any jurisdiction or rights under international treaties, both statutory and common law rights, including (a) patents and utility models, and applications therefore (including any continuations, continuations-in-part, divisionals, reissues, renewals, extensions or modifications for any of the foregoing); (b) trade secrets, know-how and all other rights in or to confidential business or technical information, in each case whether registered, registrable or not, including confidential information regarding business and manufacturing processes, apparatuses, control systems, operational data, designs, studies, models, drawings, customer and vendor lists, supplier lists, financial models, testing results, and computer programs and software; (c) copyrights, copyright registrations and applications therefore, moral rights and all other rights corresponding to the foregoing; (d) industrial design rights and any registrations and applications therefore; (e) databases and data collections (including knowledge databases, customer lists and customer databases) under the laws of any jurisdiction, whether registered or unregistered, and any applications for registration therefor; (f) any similar, corresponding or equivalent rights to any of the foregoing, including applications and rights to apply for registrations for any of the foregoing, including any extensions, divisions, continuations, continuations-in-part, reexaminations, and reissues thereof; and (g) the right to sue for past, present, or future infringement or misappropriation of any of the foregoing and collect and retain damages.
“Lenders” means the Persons providing loans, credit, letters of credit or other funding under the Financing Agreements or a trustee or agent acting for them.
“Ownership Interests” means, at any specified time with respect to any Person, the membership or ownership interest of such Person in the Project Company, expressed as a percentage of the total membership or ownership interests in the Project Company.
“Person” means any governmental authority or any individual, firm, partnership, corporation, company, limited liability company, association, joint venture, trust, unincorporated organization or other entity or organization.
“Project” means the development, construction, operation, maintenance, financing and ownership of the Plant and the negotiation of the Project Agreements related thereto.
“Project Agreements” means the LLC Agreement, the Construction Agreement, the License Agreement, the Ground Lease Agreement, the Construction Management Agreement, the Administrative Services Agreement, the Gas Tolling Agreement, the Financing Agreements and any other agreements entered into or to be entered into by the Project Company or the direct owner or owners of the Project Company with respect to the Project.
“Specified Rate” means, for any period for which interest is to be calculated, the lesser of (a) the per annum rate of interest equal to the prime lending rate as may from time to time be published in The Wall Street Journal under “Money Rates” on such day (or if not published on such day on the most recent preceding day on which published) plus two percent (2%), and (b) the maximum rate of interest permitted by applicable law.
“Third Party Costs” means all amounts actually paid by any Party to a third party (other than to a Party’s Affiliate) in connection with the Project, which are either (a) included in the Development Budget, or (b) with respect to which the Management Committee has provided prior written consent.
“Verde Intellectual Property” means all Intellectual Property Rights owned by, licensed to or developed by Verde or its Affiliates, whether before or after the Effective Date, that are necessary to construct, operate and maintain the Plant, including any Intellectual Property Rights of Verde or its Affiliates incorporated into the deliverables under the FEED Agreement; provided, however, that the deliverables (excluding any Verde Intellectual Property contained therein) under the FEED Agreement shall not constitute “Verde Intellectual Property”.
1.2.Other Definitions
Each of the terms below has the meaning set forth in the provision of this JDA identified opposite such term in the table below.

Term	Provision
Administrative Services Agreement	Recitals
Balancing Payment	Section 5.2.2
Conditions Precedent	Section 3.2
Construction Agreement	Recitals
Construction Management Agreement	Recitals
Contractors	Section 2.7.2
Cottonmouth	Preamble
Default Withdrawal	Section 9.1
Default Withdrawing Party	Section 9.1
Derivatives	Section 6.1.3
Drop Dead Date	Section 2.5
Effective Date	Preamble
Equity Interest Holders	Section 12.3
EPRA	Section 2.8
FEED Agreement	Recitals
Ground Lease Agreement	Recitals
Gas Tolling Agreement	Recitals
Information	Section 11.1
JDA	Preamble
License Agreement	Recitals

LLC Agreement	Recitals
Management Committee	Section 4.1.1
Management Committee Representative	Section 4.1.2
Party or Parties	Preamble
Plant	Recitals
Project Books & Records	Section 2.6
Project Company	Section 3.1
Project Working Team	Section 4.1.1
Public Official	Section 12.3
Receiving Party	Section 11.3
Representatives	Section 2.2
Site	Section 2.1
Term	Section 2.5
Term Sheet	Section 16.9
Total Project Cost Estimate	Recitals
Verde	Preamble

1.3.Other References
Unless otherwise provided, when used in this JDA: all references to “Articles” and “Sections” are to Articles and Sections of this JDA; all references to “Exhibits” are to Exhibits attached to this JDA, each of which is made a part of this JDA for all purposes; and the words “hereof,” “herein,” and “hereunder” refer to this JDA as a whole and not to any particular provision of this JDA. References to any gender include all others if applicable in the context. Terms defined in the singular shall have the corresponding meaning when used in the plural and vice versa. All uses of “include” or “including” mean “without limitation”. References to a law, rule, regulation, contract or other agreement mean that law, rule, regulation, contract or agreement as amended, modified, or supplemented, and in effect from time to time. Any definition of one part of speech of a word, such as definition of the noun form of that word, shall have a comparable meaning when used as a different part of speech, such as the verb form of that word. References to “calendar” mean the Gregorian calendar. All references to currency shall be deemed to be Dollars unless otherwise specified. Words and abbreviations not defined in this JDA that have well-known technical or gasoline manufacturing industry meanings in the United States are used in this JDA in accordance with those recognized meanings.

Article 2. Development Activities; Relationship of Parties
1.1.Development Generally
On and subject to the terms of this JDA, during the Term of this JDA, the Parties agree to use commercially reasonable efforts to develop the Project on a site owned by Cottonmouth (or its Affiliate) in Martin County, Texas (the “Site”) that will be leased to the Project Company under the Ground Lease Agreement. In this regard, each Party (or one or more of its Affiliates, if appropriate) shall use commercially reasonable efforts to perform the services, cooperate with the other Party and their Affiliates, and supply the elements of the Project set forth for that Party on Exhibit A, as appropriate, as of any given time, for the current stage of development of the Project. With respect to a function as to which a Party has a lead role (L) (as noted on Exhibit A), such Party shall keep the other Party with a supporting role (S) reasonably informed of the status of such function and shall consider in good faith suggestions by the supporting Party regarding material developments related to such function.
1.2.Exclusive Development
1.2.1.During the Term of this JDA, each Party agrees that it will not, and will not permit any Affiliate, to develop, construct, own, operate or maintain a natural gas to gasoline plant within a one hundred (100) mile radius of Martin County, Texas (but expressly excluding any other facility that converts natural gas to products other than gasoline, including methanol), other than the Project, and each Party agrees that it shall not, and shall cause its Affiliates and their respective officers, directors, managers, employees, agents and representatives (collectively, “Representatives”) not to, directly or indirectly, initiate, solicit or engage in negotiations with any other Person regarding such development, construction, ownership, operation or maintenance of a natural gas to gasoline plant within a one hundred (100) mile radius of Martin County, Texas. This JDA shall not extend to or prohibit any activities, transactions, relationships or work by or between the Parties except as expressly set forth in this JDA.
1.3.Obligations of the Parties
During the Term of this JDA, each of the Parties shall cooperate fully with the other Party in the performance of its obligations under this JDA and in the development of the Project. For the avoidance of doubt, no Party shall be required to incur any cost or expense other than as specifically contemplated by the Development Budget (plus up to 10% more than the aggregate amount of all expenditures set forth therein) or that is otherwise expressly approved in writing by the Management Committee. Accordingly, during the Term of this JDA, Cottonmouth agrees to fund sixty five percent (65%) of the

Development Costs and Verde agrees to fund thirty five percent (35%) of the Development Costs, as and when due.
Except as provided in Section 2.4, this JDA does not create any partnership or other agency relationship; accordingly, no Party has any fiduciary, quasi-fiduciary or other similar duty to the other Party in making any decision, casting any vote or granting any consent under this JDA in its capacity as a Party (and thus each Party may so act in its sole discretion), and each Party hereby releases (and as applicable, shall vote to cause the Project Company to release) the other Party from liability for any decisions, votes or consents made or given in such other Party’s capacity as a Party.
1.4.Relationship
Prior to the formation of the Project Company, the Parties shall conduct their business as an unincorporated consortium acting through the Management Committee.
No Party shall be deemed to be a representative, an agent or an employee of the other Party, nor, unless otherwise expressly specified herein, shall any Party have any authority or right to assume or create any obligation of any kind or nature, express or implied, on behalf of, or in the name of the other Party, nor bind the other Party in any respect, without the prior written authorization of the other Party. Notwithstanding any other provision of this JDA to the contrary, (a) it is not the intention of the Parties to create, nor will this JDA be deemed to create, any partnership, agency, joint venture or trust, or to authorize any Party to act as an agent, servant or employee for any other Party, (b) neither Party will be entitled to act for, or have any power or authority to assume any obligation or responsibility on behalf of the other Party, (c) each Party will remain solely responsible for the actions of its own employees, and (d) the rights, duties, obligations and liabilities of the Parties under this JDA will be individual and not joint or collective. Without limiting the foregoing, except as expressly provided in this JDA, nothing in this JDA is intended to require a Party to transfer, assign, license or otherwise convey any ownership rights in any Assets, including Intellectual Property Rights or corporate know-how, to the other Party, nor render any Party liable for any obligations or liabilities incurred by the other Party or its Representatives. No Party is authorized to enter into any agreement for or on behalf of the other Party or such Party’s Representatives, to collect any obligation due or owed to the other Party or such Party’s Representatives, to accept any service of process for the other Party or other Party’s Representatives, or to bind the other Party or its Representatives in any manner whatsoever.

1.5.Term
The term (the “Term”) of this JDA shall commence on the Effective Date, and unless earlier terminated in accordance with Section 10.1, shall expire on the date that is six (6) months after the date on which FEED Co delivers to the Management Committee the proposal for the Total Project Cost Estimate under the FEED Agreement, which date may be extended by the unanimous vote of the Management Committee (the “Drop Dead Date”).
1.6.Access to Information
Subject to Article 11 and Section 2.7, each Party shall provide to the other Party and its Representatives and consultants reasonable access to books, records, files, data, information, and other documents of such Party and its Affiliates to the extent relating to the Project (the “Project Books & Records”) and the other Assets of such Party and its Affiliates to the extent relating to the Project in order to allow the other Party to fulfill its obligations under this JDA and to perform an adequate due diligence review of the Project, as well as allow the Management Committee to make informed decisions under this JDA. Accordingly, each Party will provide the other Party and its Representatives and consultants with reasonable access, upon reasonable prior written notice and during normal business hours, to (a) the Party’s and its Affiliates key Representatives developing the Project on the Party’s behalf, (b) the Project Books & Records of the Party and its Affiliates and any other Assets to the extent directly relating to the development of the Project, including, with respect to Verde as the Party, the Verde Intellectual Property, and (c) the material Project Books & Records of such Party or its Affiliates, but only to the extent, in each case, that such access does not unreasonably interfere with the business of the Party or its Affiliates and under the supervision of the Party’s personnel; provided, however, that (i) the Party shall have the right to (A) have a Representative present for any communication with personnel, and (B) impose reasonable restrictions and requirements for safety purposes, and (ii) the Party shall not be required to provide access to any information that (A) is subject to attorney-client privilege or other privilege, (B) is prohibited by applicable law, or (C) is subject to contractual prohibitions against disclosure to the extent doing so would violate such prohibition.
1.7.Site.
1.7.1.Information. During the Term, Cottonmouth will provide to Verde, its Representatives and Contractors such information about the Site that is in Cottonmouth’s or its Affiliates’ possession as may be reasonably necessary to enable the relevant recipient to progress the development and/or design of the Project, including identification and/or mapping of all sub-surface structures.

1.7.2.Entry. During the Term, Verde and its Representatives, vendors, suppliers, contractors (including FEED Co) and/or subcontractors (collectively “Contractors”) shall have the right to enter the Site to: (i) perform any activity necessary or in connection with Verde’s obligations, commitments and responsibilities under this JDA or as may be reasonably necessary in connection with the development of the Project and (ii) perform an adequate due diligence review of the Site. Except to the extent that any subsurface work and/or testing is approved by the Management Committee under the FEED Agreement, neither Verde nor its Contractors shall perform or cause to be performed any subsurface work and/or testing in any way related to the Site (including with regard to wells, subsurface areas, subsurface facilities and/or pipelines) without Cottonmouth’s advance written consent, which consent will not be unreasonably withheld or delayed. Except to the extent any subsurface work and/or testing is approved by the Management Committee under the FEED Agreement, neither Verde nor its Contractors shall have any right to conduct environmental testing, sampling or other invasive activities on the Site without Cottonmouth’s written consent, which consent may be withheld or conditioned in Cottonmouth’s sole discretion. Cottonmouth acknowledges and agrees that the FEED Agreement will permit FEED Co to conduct any environmental testing, sampling and/or invasive activities at the Site that are included under the scope of the FEED Agreement.
1.7.3.Notice Prior to Entry; Confidentiality.
(a)The FEED Agreement will govern the physical access of FEED Co to the Site.
(b)For any access to the Site not contemplated by the FEED Agreement: (i) Verde will provide Cottonmouth with at least five (5) Business Days advance written notice each time that Verde or any Contractors of Verde plan to physically be on the Site and shall identify in such written notice any Contractors that Verde desires be granted access to physically enter onto the Site; (ii) regardless whether or not Cottonmouth has previously provided prior written approval to any Person to enter the Site, Cottonmouth shall have the right in its sole discretion to disapprove and deny access to any Person whom it reasonably believes to be unqualified or a potential threat to the health or safety of the Site or Persons located nearby or thereon; (iii) access shall be only on Business Days during normal business hours; (iv) Cottonmouth hereby reserves the right to have a representative present at the time Verde or any Contractor conducts any inspection of the Site; and (v) in making any inspection, Verde will treat, and will cause any Contractors and Representatives of Verde to treat, all information obtained by Verde pursuant to the terms of this JDA as confidential in accordance with the terms of Article 11.
1.7.4.Insurance.

(a)The FEED Agreement will provide for insurance to be carried and provided by FEED Co and shall name Cottonmouth as an additional insured under the commercial general liability excess/umbrella liability and, if applicable, automobile insurance policies of FEED Co and include a waiver of subrogation in favor of Cottonmouth.
(b)With respect to any Person entering the Site for Verde or any Contractor other than pursuant to the FEED Agreement, Verde agrees that prior to any such entry onto the Site, Verde shall provide Cottonmouth with insurance certificates evidencing the insurance of Verde in the following amounts:
1)Workers Compensation - Statutory Limits;
2)Employers’ Liability - $1,000,000.00 each accident;
3)Commercial General - $1,000,000.00 per occurrence & $2,000,000.00 in the aggregate;
4)Automobile Liability - $1,000,000.00 per occurrence; and
5)Excess/Umbrella Liability – $5,000,000.00 per occurrence & $5,000,000.00 aggregate.
Cottonmouth shall be named as an additional insured as its rights appear by contract under the commercial general liability, automobile and excess/umbrella liability insurance policies and each such policy shall include a waiver of subrogation in favor of Cottonmouth.
2.1.1.Restoration; Indemnification.
(a)The FEED Agreement will contain indemnification provisions relating to the activities conducted under that Agreement and shall name Cottonmouth and its Affiliates as an indemnified party.
(b)If the Site or any adjacent property of Cottonmouth or its Affiliates is damaged in any manner as a result of the negligence, gross negligence or willful misconduct of Verde or its Contractors other than FEED Co while Verde or any such Contractor is on the Site, then Verde shall restore the Site (and/or as applicable, the adjacent property) as soon as reasonably practicable to substantially its original condition as existed prior to such entry (except for ordinary wear and tear or any defects or conditions that were merely discovered (and not exacerbated) by Verde’s entry and inspections).

(c)FURTHERMORE, VERDE HEREBY AGREES TO AND SHALL INDEMNIFY, DEFEND, PROTECT AND HOLD COTTONMOUTH AND ITS AFFILIATES, REPRESENTATIVES, THEIR SUCCESSORS AND ASSIGNS, HARMLESS FOR, FROM AND AGAINST ANY AND ALL LIABILITIES, SUITS, CLAIMS, LOSSES, CAUSES OF ACTION, LIENS, FINES, PENALTIES, COSTS AND EXPENSES, INCLUDING, WITHOUT LIMITATION, COURT COSTS, REASONABLE ATTORNEY’S FEES AND COSTS, AND DAMAGES ASSERTED BY ANY THIRD PARTY AGAINST COTTONMOUTH, ITS AFFILIATES, REPRESENTATIVES OR THEIR SUCCESSORS OR ASSIGNS ARISING OUT OF OR IN CONNECTION WITH ANY BODILY INJURY, ILLNESS OR DEATH OF ANY PERSON OR THE LOSS OR DESTRUCTION OF ANY PROPERTY, TO THE EXTENT ARISING OUT OF OR RELATED TO VERDE’S, ITS CONTRACTORS’ (OTHER THAN FEED CO’S) OR THEIR RESPECTIVE REPRESENTATIVES’ NEGLIGENCE, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT IN CONNECTION WITH THEIR INSPECTION OF THE SITE OR ENTRY ONTO THE SITE PURSUANT TO THIS AGREEMENT.
(d)Notwithstanding anything herein to the contrary, Cottonmouth hereby waives and releases Verde, its Representatives and its Contractors other than FEED Co from any and all rights of recovery under Section 2.7.5(b) to the extent of insurance proceeds actually received by Cottonmouth or its Representatives or their successors and assigns under any responsive insurance policy.
1.8.Equity Participation Right Agreement
The Parties are entering into this JDA pursuant to that certain Equity Participation Right Agreement dated February 13, 2023 (the “EPRA”) between CENAQ Energy Corp., Verde Clean Fuels OpCo, LLC and Cottonmouth. With respect to the Project (as defined herein), this JDA supersedes and replaces the EPRA in all respects. Notwithstanding anything to the contrary in this JDA, this JDA does not supersede or amend or otherwise modify the EPRA in any respect with respect to any project other than the Project (as defined herein), and the EPRA remains in full force and effect in accordance with its terms with respect to all projects other than the Project (as defined herein).
Article 3. Project Company
1.1.Formation of Project Company
The Parties intend that the Project will be owned by a limited liability company to be established under the laws of the State of Delaware by the Parties (or their Affiliate) for the purpose of undertaking the Project (the “Project Company”). The LLC Agreement

shall include, among other things, substantially the same terms and conditions set forth in Exhibit C hereto. Each Party (or its Affiliate) shall have an initial Ownership Interest in the Project Company equal to 65% for Cottonmouth and 35% for Verde.
1.2.Conditions Precedent
Formation of, and investment in, the Project Company will be subject to satisfaction of the following conditions (the “Conditions Precedent”):
1.2.1.Finalization of the LLC Agreement by the Parties (or their applicable Affiliate) (which shall contain substantially the same terms and conditions set forth in Exhibit C hereto);
1.2.2.Finalization of each of the Construction Management Agreement (which will contain substantially the same terms and conditions set forth in Exhibit D hereto), the License Agreement (which shall contain substantially the same terms and conditions set forth in Exhibit E hereto), the Ground Lease Agreement (which shall contain substantially the same terms and conditions set forth in Exhibit F hereto), the Administrative Services Agreement (which shall contain substantially the same and conditions set forth in Exhibit G hereto), the Gas Tolling Agreement (which shall contain substantially the same terms and conditions set forth in Exhibit H hereto) and the Construction Agreement (which shall contain terms satisfactory to each Party);
1.2.3.Obtaining terms and conditions for the Financing Agreements described in Section 7.1 satisfactory to each Party;
1.2.4.Obtaining all the necessary permits for the construction, ownership or operation of the Plant that are required to execute and enter into the Financing Agreements and close the financing for the Project;
1.2.5.Finalization of the other applicable Project Agreements by the applicable parties thereto; and
1.2.6.Receipt of the FID by each Party (which may be granted or withheld in such Party’s sole discretion).
1.3.FID
1.3.1.Until satisfaction of all Conditions Precedent (including a positive FID by each Party), no Project Agreement between the Parties shall be effective, and no Party will be under any legal obligation of any kind whatsoever (except for the rights and obligations of the Parties under this JDA).
1.3.2.To facilitate the Parties’ FID, Verde shall use commercially reasonable efforts to cause the FEED Co to promptly provide its written proposal pursuant to the FEED

Agreement to the Management Committee, including the Total Project Cost Estimate.
Article 4. Management Committee
1.1.Management Committee and Project Working Team
1.1.1.The Parties shall establish a committee (the “Management Committee”) pursuant to this Article 4 to serve as the governing body for the Project and the performance of the Parties’ obligations under this JDA. In turn, the Management Committee shall designate a team comprised of representatives of both Verde and Cottonmouth to handle day-to-day management of the Project (the “Project Working Team”). The Project Working Team will assign individuals with responsibility for key functional development areas and consistent with Exhibit A.
1.1.2.The Management Committee shall be comprised of two (2) representatives of Cottonmouth and two (2) representatives of Verde (the “Management Committee Representatives”). The two (2) Management Committee Representatives of each Party, acting jointly, shall have the authority to act on behalf of such Party and bind such Party in all respects under this JDA, and the other Party (and its Management Committee Representatives) may consult with such Management Committee Representatives at all reasonable times; provided, however, no Management Committee Representative shall have the authority to amend or modify this JDA, except to the extent expressly contemplated in this JDA. The name of each initial Management Committee Representative of each Party and his or her contact information for notices is:

Verde Representatives	Cottonmouth Representatives
Name: Ernest B. Miller Address: Verde Clean Fuels Inc. 711 Louisiana St., Suite 2160 Houston, Texas 77002 Email: emiller@verdecleanfuels.com Phone: 908-281-6000	Name: Address: Cottonmouth Ventures LLC 500 West Texas, Suite 100 Midland, Texas 79701 Email: Phone:
Name: Ron Hulme Address: Verde Clean Fuels Inc. 711 Louisiana St., Suite 2160 Houston, Texas 77002 Email: rhulme@bluescapepartners.com Phone: 908-281-6000	Name: Address: Cottonmouth Ventures LLC 500 West Texas, Suite 100 Midland, Texas 79701 Email: Phone:

1.1.3.Each Party shall be entitled to remove or re-designate any Management Committee Representative appointed by it, and to designate a replacement Management Committee Representative, by providing written notice of such removal and appointment to the other Party. The Management Committee shall meet at such times and at such places as may be determined by the Management Committee Representatives.
1.1.4.The Management Committee and the Project Working Team shall perform the functions set forth in this Section 4.1.3.
(a)The Project Working Team shall consult with each other regularly in order to ensure effective communication among the Parties regarding development of all aspects of the Project.
(b)The Project Working Team designees of a Party shall coordinate the day-to-day performance by such Party of the work allocated to such Party on Exhibit A.
(c)Each Party agrees to cause their respective Project Working Team designees to use commercially reasonable efforts to make themselves available and work together to develop the Project.
(d)Subject to the other provisions of this JDA, the Project Working Team shall in good faith attempt to resolve any disputes that may arise among the Parties under this JDA or in connection with the development of the Project.
(e)The Management Committee and the Management Committee Representatives shall oversee the Project Working Team and perform all other actions specifically described in this JDA as being performed by the Management Committee and the Management Committee Representatives, including, to the extent not delegated to a Party pursuant to Section 2.1:
i.oversight of and guidance to the Project Working Team;
ii.establishment of Project economics;
iii.approval of any revisions to the Development Budget along with milestone schedules and any modifications thereto and authorization of all payments to third parties not included in or inconsistent with the Development Budget, including the Third Party Costs and Development Costs;

iv.reviewing the progress of the Project development and the projected financial performance of the Project;
v.approval of the selection, terms and scope of engagement of all advisers, consultants and other third parties;
vi.approval of any press release with respect to the Project;
vii.selection of FEED Co and execution, termination or material amendment or modification (or the waiver by Verde of any material term, covenant or condition) of the FEED Agreement; and
viii.resolution of disputes that the Project Working Team is unable to resolve (provided, however, if a dispute under this JDA ultimately cannot be resolved by the Management Committee or the Parties, Article 14 shall govern for all purposes under this JDA).
1.2.Meetings of the Management Committee
1.2.1.The Management Committee shall meet on a monthly basis. Additionally, any Management Committee Representative may call for a special meeting of the Management Committee by written notice to the other Management Committee Representatives, which notice must specify the date and time of the meeting (which may be no earlier than the fifth Business Day following the notice) and its location or that the meeting will be conducted by telephone or video conference whereby all Management Committee Representatives present are able to simultaneously communicate with each other.
1.2.2.A quorum of the Management Committee shall be deemed to exist if at least one Management Committee Representative of each Party is present throughout the meeting. At each meeting of the Management Committee, additional non-voting attendees shall be entitled to attend as appropriate and subject to prior agreement of the Parties. All matters relating to the development of the Project shall be referred to the Management Committee and all decisions shall be made by the unanimous vote of all of the Management Committee Representatives. All matters considered and all decisions taken by the Management Committee shall be recorded in written minutes or memorialized in a unanimous written consent signed by all of the Management Committee Representatives. All Management Committee meetings may be held in person, by telephone or video conference, at such time and place as the Management Committee may determine is convenient and appropriate.

Article 5. Development Costs
1.1.Cost Sharing
1.1.1.The Parties shall be responsible for, and shall fund, all Development Costs properly incurred hereunder as follows:
•Cottonmouth: sixty-five percent (65%)
•Verde: thirty-five percent (35%)
1.1.2.Except as set forth in the Development Budget, each Party shall be solely responsible for all of its costs and expenses (a) incurred prior to the Effective Date or (b) not constituting Development Costs and, in each case, no such costs or expenses shall be eligible for Balancing Payments, as set forth in Section 5.2, or otherwise reimbursable hereunder.
1.1.3.Development Costs are eligible for Balancing Payments on a monthly basis as set forth in this Article 5.
1.2.Procedures
1.2.1.On or before the fifth day of each month, each Party shall provide the other Party with a detailed report with reasonable supporting evidence of the Development Costs that it and its Affiliates properly incurred for the preceding month that are eligible for Balancing Payments.
1.2.2.On or before the twentieth day following each Party’s provision of the report described in Section 5.2.1, (a) if Cottonmouth has properly incurred more Development Costs than Verde in such month, Verde shall reimburse Cottonmouth for thirty five percent (35%) of such difference or (b) if Verde has properly incurred more Development Costs than Cottonmouth in such month, Cottonmouth shall reimburse Verde for sixty five percent (65%) of such difference (each, a “Balancing Payment”). Under no circumstances shall a Party be required to reimburse another Party for any Development Costs to the extent that such Party has already paid or reimbursed Development Costs equal to the sum of sixty five percent (65%) in the case of Cottonmouth, or thirty five percent (35%) in the case of Verde of the Development Costs set forth in the Development Budget, plus the amount of additional Development Costs expressly approved in writing by the Management Committee. Both Parties shall coordinate closely with one another to ensure there is no duplication of Development Costs incurred by them. If a Party disputes that any development costs claimed by the other Party were not properly incurred in a given month, the Party shall pay the other Party, either sixty five percent (65%) in the case of Cottonmouth, or thirty five percent (35%) in the case of Verde, of the difference (if positive) between (i) the Development Costs the Party agrees were properly incurred in such month, less (ii) the Development Costs the Party incurred in such month, and any remainder claimed by the other Party shall be submitted to dispute resolution in accordance with Article 14.
1.2.3.If a Party does not make the payment required in Section 5.2.3 on or before the tenth (10th) day following the date due, the Party also shall pay interest at the Specified Rate on the owed amount from the date due until paid in full.
1.2.4.The timing of these reports and payments will be expedited as necessary to accommodate any Development Costs that are subject to non-standard payment terms.
Article 6. Joint Development Agreement Assets
1.1.Ownership
1.1.1.All the Intellectual Property Rights, including trademarks, owned by a Party prior to the Effective Date or developed for a Party outside the scope of this JDA or License Agreement shall remain, at all times, such Party’s sole and exclusive property and, except as expressly provided herein, no rights or licenses are being granted to the other Party under this JDA. Moreover, in no event shall a Party or any of its Affiliates, directly or indirectly, register or attempt to register in any jurisdiction any Intellectual Property Rights of the other Party.
1.1.2.Before the formation of the Project Company, excluding any Intellectual Property Rights owned by Cottonmouth and any Verde Intellectual Property, all Assets, including contracts and rights, in each case, to the extent relating exclusively to the Project, which are held or obtained by any Party or its Affiliate individually, shall be held in trust for both Parties on an undivided basis. Upon the formation of the Project Company, the Parties shall, and shall cause their Affiliates to, assign and transfer to the Project Company, for no additional consideration, all such Assets relating to the Project; provided that, (a) neither Party shall have an obligation to contribute its Intellectual Property Rights to the Project Company, and (b) Verde shall license the Verde Intellectual Property to the Project Company, on a nonexclusive basis, pursuant to the License Agreement, the right of use of such Verde Intellectual Property solely for the Project. Upon the formation of the Project Company, the Parties shall assign to the Project Company, and cause the Project Company to assume all obligations undertaken by the Parties or their applicable Affiliate with respect to, such Assets relating to the Project. Verde shall have the right to use all data, information and other work product developed or generated as a result of the Development Costs, including under this JDA and under the FEED Agreement, for the development, construction, operation, maintenance, financing and ownership of any gas to liquids facility that is developed, owned or operated by Verde or its Affiliates.
1.1.3.Verde shall own any modifications and improvements of the Verde Intellectual Property made after the Effective Date under this JDA (“Derivatives”), provided that all such Derivatives shall be automatically included under the license to the Project Company under the License Agreement.
1.2.FEED Agreement
1.2.1.Verde agrees to send all material notices received under the FEED Agreement to Cottonmouth’s designee in Article 15 below and shall promptly provide to Cottonmouth any deliverables or other documentation received by Verde from FEED Co pursuant to the FEED Agreement, including any progress updates with respect to the status of FEED Co’s proposal development under the FEED Agreement and the proposed Total Project Cost Estimate. In addition, to the extent permitted under the FEED Agreement, Verde shall request from FEED Co any other information reasonably requested by Cottonmouth.
1.2.2.In the event that Verde is responsible for a default under the FEED Agreement, Verde agrees to allow Cottonmouth the right to remedy the default and to assign the FEED Agreement to Cottonmouth or its designee.
1.2.3.Verde shall not select the FEED Co or execute, terminate or materially amend or modify, or grant any waiver of any material term, covenant, or condition of, the FEED Agreement without written approval of the Management Committee.
Article 7. Financing
1.1.Financing Agreements
1.1.1.In furtherance of the provisions of Section 2.1, subject to the consent of the Management Committee, the Parties intend to arrange for financing of the costs of developing, constructing, and equipping the Project on a non-recourse, project-financed basis through one or more sources.
1.1.2.If required in connection with any such financing, the Project Company shall collaterally assign its Assets, including its rights under Project Agreements, to the Lenders on customary terms and the direct owners of the Project Company shall pledge to the Lenders their Ownership Interests.
1.1.3.Each Party shall, and shall cause each of its Affiliates that is a party to a Project Agreement to, execute and deliver customary consents, acknowledgments, pledges of interests in the entities and opinions in connection with any such financing and provide all financial and credit information about it and its applicable Affiliates that is customary for financings of this nature.

Article 8. Assignment and Transfer
1.1.Transfer to Third Parties
Subject to Section 8.2, this JDA is personal to the Parties and neither Party shall directly or indirectly assign, transfer, sell or subcontract all or any part of its rights or obligations under this JDA, without the prior written consent of the other Party (which consent may be granted or denied at the sole discretion of the other Party), and in the event of such consent, such assignment nevertheless shall not relieve such assigning Party of any of its obligations under this JDA without the prior written consent of the other Party.
1.2.Transfer to Affiliates
Each of the Parties may transfer and assign its rights, obligations and interest in this JDA and the Project, without the consent of the other Party, to an Affiliate that remains an Affiliate provided the Affiliate assumes all of the Party’s obligations under this JDA and (a) the Affiliate has the same or better creditworthiness as the assigning Party and demonstrates to the reasonable satisfaction of the other Party that the Affiliate has the ability to meet the financial commitments and other obligations of the assigning Party, or (b) the assigning Party guarantees all of the obligations of the Affiliate under this JDA.
Article 9. Default Withdrawal
1.1.Upon the occurrence of any of the events described in Sections 9.1.1 through 9.1.4 with respect to a Party (the “Default Withdrawing Party”), the other Party shall have the right, upon delivery of a written notice to the Default Withdrawing Party, to require the Default Withdrawing Party to terminate its participation in the Project (“Default Withdrawal”) as provided below:
1.1.1.The failure of a Party to pay its share of undisputed Development Costs, as and when due and payable, which failure continues for sixty (60) days following receipt of written notice from the other Party of such failure; or
1.1.2.A Party’s breach of a material obligation under this JDA (including, for the avoidance of doubt, Section 2.2), which breach continues for thirty (30) days following receipt of written notice from the other Party of such breach, provided that, if the breach is curable and the Party commences within such thirty (30) day period and continues with due diligence to cure the breach, a Default Withdrawal will not be deemed to occur unless such breach continues for an additional sixty (60) days (for an aggregate of ninety (90) days) without being cured; or
1.1.3.If a Party shall commence proceedings seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of the trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its Assets, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceedings commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate, company or partnership action to authorize any of the foregoing; or
1.1.4.If a Party has any petition or application for appointment of a trustee, liquidator or receiver filed against it or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or proceeding shall remain undismissed and unstayed for a period of sixty (60) days.
1.2.Following a Default Withdrawal, as the sole remedy of the non-defaulting Party and sole liability of the Default Withdrawing Party:
1.2.1.the Default Withdrawing Party shall not be entitled to any payment of or reimbursement for Development Costs paid by it;
1.2.2.the Default Withdrawing Party shall remain liable for its share of all Development Costs approved by the Management Committee; and
1.2.3.the Parties shall continue to be bound by (a) Section 13.2 indefinitely, (b) Articles 14, 15 and 16 indefinitely, (c) Article 11 for a period of thirty six (36) months following the date of the Default Withdrawal, and (d) Section 2.2 for a period of twelve (12) months following the date of the Default Withdrawal.
Article 10. Termination
1.1.This JDA shall terminate upon the occurrence of any of the following events:
1.1.1.unanimous vote of the Management Committee to terminate this JDA;
1.1.2.Default Withdrawal of a Party from this JDA pursuant to Article 9;
1.1.3.the Drop Dead Date; or
1.1.4.upon the execution of an LLC Agreement by the Parties or their applicable Affiliate(s), which expressly supersedes this JDA.
1.2.Following termination of this JDA:
(a)Each Party shall remain liable to perform all of its obligations under this JDA incurred prior to termination, including its obligation to pay its share of all Development Costs approved by the Management Committee prior to the time of such termination;

(b)Pursuant to Section 10.1.1, subject to the restrictions in Article 11, each of the Parties shall have the right to use all data and information developed or generated as a result of the Development Costs; provided that Cottonmouth shall only have the right to use such data and information with respect to a facility constructed at the Site;
(c)Pursuant to Section 10.1.2, subject to the restrictions in Article 11, the non-defaulting Party shall have the right to use all data and information developed or generated as a result of the Development Costs; provided that Cottonmouth shall only have the right to use such data and information with respect to a facility constructed at the Site; and
(d)the Parties shall continue to be bound by (a) Section 13.2 indefinitely, (b) Article 14, 15 and 16 indefinitely, and (b) Article 11 for a period of thirty six (36) months following the date of a Default Withdrawal.
Article 11. Confidentiality
1.1.Each Party hereby acknowledges that any and all information, data or advice received by it in whatever form from the other Party whether before or after the Effective Date relating directly or indirectly to the Project (the “Information”) is of a strictly confidential nature. Each Party shall, and shall cause its Affiliates and its and their respective Representatives not to disclose the Information except in accordance with this JDA; provided that the foregoing provisions of this Section 11.1 and the other provisions of this JDA shall not apply to Information which:
(a)at the time of disclosure is already in the possession of the Party to whom it has been disclosed other than as a result of a breach of any non-disclosure obligation of which the Party is aware; or
(b)is at the time of its disclosure in the public domain; or
(c)is lawfully acquired from a third party by the Party to whom it has been disclosed other than as a result of any breach of any non-disclosure obligation of which the Party is aware; or
(d)is developed or derived by the Party without the aid, application or use of other Information disclosed to it; or
(e)falls into the public domain otherwise than through any breach of the terms of this JDA on the part of the Party to whom it has been disclosed.
1.2.Each of the Parties agrees, and shall cause its Representatives, not to use Information for any purpose other than for the Project.
1.3.A Party receiving Information (the “Receiving Party”) shall not further disclose Information to any third party whatsoever without the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of, and subject to such terms and conditions as may be reasonably required by, the Party disclosing the Information save:
(a)to the Receiving Party’s and its Representatives who have a need to know such Information in connection with the performance of the Party’s obligations under this JDA;
(b)to any professional consultant, adviser, or current or prospective capital provider or Affiliate thereof provided (i) a confidentiality agreement (on terms no less restrictive than this Article 11) has been signed by such professional consultant, adviser, capital provider or Affiliate thereof, or (ii) such professional consultant or adviser is subject to rules of professional responsibility that would prohibit the improper disclosure of the Information;
(c)to the extent required by any applicable law or by the regulations of a recognized stock exchange, provided that written notice of any such further disclosure is given by the Receiving Party to the disclosing Party as soon as practicable; or
(d)in response to a lawful subpoena or order of the court or other legal process binding on the Receiving Party provided that written notice of any such further disclosure is given by the Receiving Party to the disclosing Party as soon as practicable; or
(e)in response to a legal obligation to, or binding request or direction of, any government department, government regulatory agency or other governmental authority, provided that written notice of any such further disclosure is given by the Receiving to the disclosing Party as soon as practicable.
1.4.Each of the Parties shall:
(a)ensure that its officers, directors, employees, Affiliates, and professional consultants, capital providers and advisers to whom any Information is further disclosed shall be made aware of the provisions of this Article 11; and
(b)take reasonable steps to ensure that such Persons, Affiliates and professional consultants, capital providers, and advisers, comply with this Article 11 (or are otherwise subject to rules of professional responsibility that would prohibit the improper disclosure of the Information).
1.5.The Parties shall, and shall ensure that, subject to Section 11.4, their Affiliates and professional consultants, capital providers and advisers shall, at the written request of the

Party originally providing the Information, either destroy the Information or forthwith return any Information provided to that Party in a written or other permanent form together with any copies thereof, subject to compliance with any bona fide document retention policy of such Party or applicable law.
1.6.The Parties acknowledge that no warranty is given or implied as to the accuracy of any information provided by each Party and neither Party shall rely on the accuracy of the same, except to the extent agreed to in writing in a separate agreement by the disclosing Party.
1.7.The Parties shall not, and shall procure that their Representatives and professional consultants and advisors shall not, make any announcements or press releases in respect of the arrangements between the Parties or any other matters related thereto, except as may be mutually agreed by the Parties.
1.8.The obligations of confidentiality contained in this Article 11 shall enter into force on the Effective Date and shall terminate upon the earlier of:
(a)the date thirty six (36) months after the termination (for whatever reason) of this JDA; or
(b)the execution of any agreement between the Parties in relation to the Project which incorporates confidentiality provisions on terms acceptable to the Parties.
Article 12. Performance of Obligations; Anticorruption
1.1.In the performance of its obligations under this JDA, each Party shall, and shall cause its Representatives to, comply with all applicable laws, regulations and orders of the jurisdiction in which the Project will be constructed and all other applicable jurisdictions. Any Party that breaches this Article shall indemnify and hold any non-breaching Party, and its Representatives, harmless against any and all claims, losses and liabilities attributable to such breach.
1.2.In connection with the performance of its obligations under this JDA, each of the Parties and its Equity Interest Holders (as defined below), and its and their respective directors, managers, officers, employees, agents and representatives, has not and will not pay or give (or promise to offer to pay or give, or authorize, facilitate, encourage or otherwise incite any payment or the giving or making of any promise or offer to pay or give) any money, service, or other item or benefit of value, whether directly or through intermediaries, to any Public Official (as defined below), for such Public Official or any third party, in order to induce any such Public Official to take any action or make any decision, or to make any omission, or to exercise any influence with any third party, in each case for the purpose of obtaining or retaining any business or benefit for any party.
1.3.As used in this Article 12, (a) the term “Public Official” means (i) any official or agent of any national, regional, local, municipal government, or any ministry, department, agency, bureau, office or other subdivision of any thereof, including any military organization, (ii) any judge, official or agent of any court or other judicial body, (iii) any director, manager, officer, employee, representative or agent of any government owned or controlled enterprise, (iv) any official or agent of a political party or any candidate for political office (v) any person conducting any activity in the public interest or exercising any other public function or (vi) any official or agent of any public international organization, and (b) the term “Equity Interest Holders” shall mean (i) when used in respect of a corporation, all shareholders or equity participants thereof regardless of the class or preference of the shares or equity participations held and (ii) when used in respect of a limited liability company, all members thereof.
Article 13. Representations and Warranties; Limitation of Liability
1.1.General Representations and Warranties.
Each Party represents and warrants to the other Party that: (a) such Party is duly incorporated or formed, as applicable, validly existing and is duly qualified to do business in the state of its incorporation or formation and as a foreign corporation or company, as applicable, in all other places where necessary in light of the business it conducts and the property it owns, (b) has the full power and authority to execute, deliver and perform this JDA and to carry out the transactions contemplated by this JDA; (c) the execution and delivery of this JDA by such Party and the carrying out by such Party of the transactions contemplated by this JDA have been duly authorized by all requisite corporate or company action, as applicable, and this JDA has been duly executed and delivered by such Party and constitutes the legal, valid and binding obligation of such Party, enforceable against the Party in accordance with the terms of this JDA, subject to bankruptcy, insolvency or similar laws and general equitable principles regardless of whether the issue of enforceability is considered in a proceeding in equity or at law; (d) no authorization, consent, permit, license, approval, notice to or registration or filing with or from any governmental authority is required for the execution, delivery and performance by such Party of this JDA, except for those not currently required and which are expected to be obtained in the ordinary course of business when required; (e) none of the execution, delivery and performance by such Party of this JDA conflicts with or will result in a breach or violation of any law, contract or instrument to which such Party is a party or is bound; and (f) there are no legal or arbitral proceedings by or before any governmental authority, now pending or (to the knowledge of such Party) threatened, that if adversely determined could have a material adverse effect on such Party’s ability to perform the Party’s obligations under this JDA.
1.2.Limitation of Liability.
EXCEPT AS EXPRESSLY SET FORTH IN THIS JDA, THERE IS NO WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ANY AND ALL IMPLIED WARRANTIES ARE DISCLAIMED. THE PARTIES CONFIRM THAT THE EXPRESS REMEDIES AND MEASURES OF DAMAGES PROVIDED IN THIS JDA SATISFY THE ESSENTIAL PURPOSES OF THIS JDA. FOR BREACH OF ANY PROVISION FOR WHICH AN EXPRESS REMEDY OR MEASURE OF DAMAGES IS PROVIDED, SUCH EXPRESS REMEDY OR MEASURE OF DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY, THE APPLICABLE PARTY’S LIABILITY SHALL BE LIMITED AS SET FORTH IN SUCH PROVISION AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. IF NO REMEDY OR MEASURE OF DAMAGES IS EXPRESSLY PROVIDED IN THIS JDA, THE APPLICABLE PARTY’S LIABILITY SHALL BE LIMITED TO DIRECT ACTUAL DAMAGES ONLY, SUCH DIRECT ACTUAL DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. NO PARTY SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS, LOSS OF USE, LOSS OF REVENUES, LOSS OF CONTRACTS, LOSS OF OPPORTUNITIES, LOSS OF GOODWILL, LOSS OF BUSINESS OR OTHER BUSINESS INTERRUPTION DAMAGES, BY STATUTE, IN TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, CONTRACT OR OTHERWISE. IT IS THE INTENT OF THE PARTIES THAT THE LIMITATIONS HEREIN IMPOSED ON REMEDIES AND THE MEASURE OF DAMAGES BE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING THE NEGLIGENCE OF ANY PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE. TO THE EXTENT ANY DAMAGES REQUIRED TO BE PAID HEREUNDER ARE LIQUIDATED, THE PARTIES ACKNOWLEDGE THAT THE DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE, OR OTHERWISE OBTAINING AN ADEQUATE REMEDY IS INCONVENIENT AND THE DAMAGES CALCULATED UNDER THIS JDA CONSTITUTE A REASONABLE APPROXIMATION OF THE HARM OR LOSS.

Article 14. Governing Law, Jurisdiction and Waiver of Jury Trial
1.1.Governing Law
THIS JDA SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR CONSTRUCTION OF THIS JDA TO THE LAW OF ANOTHER JURISDICTION.
1.2.Dispute Resolution
1.2.1.The Parties shall use their commercially reasonable efforts to settle amicably any disputes arising out of or in connection with this JDA or the interpretation hereof.
1.2.2.Any dispute, controversy or claim arising out of, or in connection with, or relating to this JDA, or the breach, termination, or invalidity hereof and its implementation, shall be definitively settled by a panel of three arbitrators who will be appointed and shall act in accordance with the Commercial Rules of Arbitration of the American Arbitration Association. The Parties declare to have full knowledge of the above-mentioned rules.
1.2.3.Arbitration proceedings shall be held in Houston, Texas and shall be conducted in the English language.
1.2.4.The Parties agree that the decision of the arbitrators shall be final and binding and shall be enforceable in any court of competent jurisdiction, and the Parties hereby waive any objections to or claims of immunity in respect of such enforcement.
1.3.Waiver of Jury Trial
EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT EITHER OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON THIS JDA, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS JDA OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF EITHER PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS JDA.
Article 15. Notices
All notices and communications required or permitted to be given under this JDA by the Parties shall be made by registered or certified mail, postage prepaid, overnight courier or email to the following addresses:
If to Cottonmouth:

Cottonmouth Ventures LLC
500 West Texas, Suite 100
Midland, Texas 79701
Attn:    Matthew Kaes Van’t Hof
Email: kvanthof@diamondbackenergy.com
With copies to (which shall not constitute notice):
Cottonmouth Ventures LLC
500 West Texas, Suite 100
Midland, Texas 79701
Attn: Matthew Zmigrosky
Email: mzmigrosky@diamondbackenergy.com

Akin Gump Strauss Hauer & Feld LLP
1111 Louisiana Street, 44th Floor
Houston, Texas 77002
Attention: John Goodgame
Email: jgoodgame@akingump.com

If to Verde:

Verde Clean Fuels, Inc.
600 Travis Street, Suite 5050
Houston, TX 77002
Attn: Ernest B. Miller
Email: emiller@verdecleanfuels.com

    With a copy to (which shall not constitute notice):

    Vinson & Elkins LLP
    845 Texas Avenue, Suite 4700
    Houston, TX 77002
    Attn: Stephanie Coco
    Email: scoco@velaw.com

Article 16. Miscellaneous
1.1.Language
The English language is the official language to be used under this JDA and shall be used by the Parties in all notices, communications, statements and any technical or commercial documentation to be prepared and presented under this JDA.
1.2.Management Approval
By signing below, all Parties confirm that they have received all necessary board and shareholder or member approvals to enter into this JDA.
1.3.Further Assurances
From time to time after the execution of this JDA, each Party shall execute such documents and agreements, upon the request of the other Party, as may be necessary or appropriate, to carry out the intent of this JDA.
1.4.Entire Agreement
This JDA constitutes the entire agreement of the Parties relating to the subject matter of this JDA and supersedes all prior agreements and undertakings, oral or written, among the Parties with respect to the subject matter of this JDA.
1.5.Amendments
An amendment or modification of this JDA shall be effective or binding on the Parties only if it is in writing and signed by both Parties.
1.6.Waiver
No failure, course of dealing or delay on the part of a Party in exercising any right under this JDA shall operate as a waiver, nor shall any single or partial exercise of any such right preclude any other or further exercise of that right or the exercise of any other right under this JDA. No waiver of any provision or the waiver of any breach of any provision of this JDA shall be effective unless the waiver is contained in a written instrument duly executed on behalf of the Party giving the waiver and then such waiver shall be effective only in the specific instance and for the specific purpose for which the waiver is given and shall not operate as waiver of any future application of such provision.

1.7.No Third Party Beneficiaries
Except as provided herein, this JDA is solely for the benefit of the Parties and their respective successors and permitted assigns, and this JDA shall not otherwise be deemed to confer upon or give to any other third party, including any Lender or other creditor, any remedy, claim, liability, reimbursement, cause of action or other right.
1.8.Severability
If any of the provisions of this JDA are held to be invalid or unenforceable under the applicable law of any jurisdiction, the remaining provisions shall not be affected, and any such invalidity or unenforceability shall not invalidate or render unenforceable that provision in any other jurisdiction. In that event, the Parties agree that the provisions of this JDA shall be modified and reformed so as to affect the original intent of the Parties as closely as possible with respect to those provisions that were held to be invalid or unenforceable.
1.9.Term Sheets
The term sheets for the Project Agreements included in Exhibits C – H of this JDA (“Term Sheets”) are draft, non-binding term sheets for discussion purposes only and do not constitute a legally binding agreement or an offer by any Party that is capable of acceptance. Any definitive agreement between the Parties with regard to the matters in each Term Sheet is subject to each Party’s management approval, and the terms and conditions for the matters contained in each of the Term Sheets may only be set forth in a definitive, legally binding Project Agreement. The Term Sheets do not contain and are not intended to contain all of the terms and conditions of the final, definitive Project Agreements.
1.10.Counterparts
This JDA may be executed in two or more counterparts, each of which shall be deemed an original, but all of which constitute but one agreement.
1.11.Drafting
Preparation of this JDA has been a joint effort of the Parties and the resulting document shall not be construed more severely against one of the Parties than against the other Party.

1.12.Headings
Titles or captions of Sections or Articles contained in this JDA are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this JDA or the intent of any provision hereof.
1.13.Successors
The Parties and their respective successors and any permitted assigns shall be bound and take the benefit of this JDA.
1.14.No Recourse to Affiliates
This JDA is solely and exclusively between Verde and Cottonmouth, and any obligations created in this JDA will be the sole obligations of the Parties. No Party will have recourse to any parent, subsidiary, partner, joint venture, Affiliate, director, member, manager or officer of the other Party for performance of such obligations, unless the obligations are assumed in writing by the Person against whom recourse is sought.
1.15.Survival
Despite termination of this JDA for any reason, notwithstanding any provision of this JDA to the contrary, all provisions in this JDA containing representations, warranties, releases and indemnities, and all provisions relating to confidentiality, disclaimer of certain remedies, limitations of liability, ownership or use of Information, retention and inspection of records, dispute resolution and governing law, and all causes of action which arose prior to expiration or termination, shall survive indefinitely until, by their respective terms (including any specific period of survival stated therein), they are no longer operative or are otherwise limited by an applicable statute of limitations.
[Remainder of the Page left intentionally blank; signatures follow]

IN WITNESS WHEREOF, each of the Parties have caused this JDA to be signed by its duly authorized representative as of the Effective Date.

COTTONMOUTH VENTURES LLC

By:     /s/    Kaes Van’t Hoff
Kaes Van’t Hoff
President and Chief Financial Officer

Signature Page to JDA

VERDE CLEAN FUELS, INC.

By:     /s/    Ernest B. Miller
Ernest B. Miller
Chief Financial Officer
Signature Page to JDA

Exhibit A

Development Stage Activities; Responsibilities of Each Party

Exhibit B

Development Budget

Exhibit C

LLC Agreement Term Sheet

Capitalized terms used but not otherwise defined in this LLC Agreement Term Sheet have the meanings ascribed to such terms in the Joint Development Agreement.

1.Parties
Cottonmouth Ventures LLC, a Delaware limited liability company, or its applicable affiliate (“Cottonmouth”).
Verde Clean Fuels, Inc., a Delaware corporation, or its applicable affiliate (“Verde”).
Cottonmouth and Verde are herein each sometimes referred to as a “Party” or “Member” and collectively, as “Parties” or “Members.”

2. Joint Venture; Capitalization
The Parties propose to make equity investments in a newly formed Delaware limited liability company (the “Project Company”), in respect of the development, construction, operation, maintenance, financing and ownership of a facility capable of converting natural gas to gasoline in Martin County, Texas (the “Project”).
•Pursuant to the Project Company’s limited liability company agreement (the “LLC Agreement”), each Member’s interest in the Project Company will be represented by membership interests (“Membership Interests”), with Cottonmouth’s percentage ownership of outstanding Membership Interests (its “Percentage Interest”) initially being 65% and Verde’s initial Percentage Interest being 35%. From and after the execution of the LLC Agreement (the “Closing”), each Member’s Percentage Interest will be calculated based on Capital Contributions made by the Members from time to time under the LLC Agreement.

3. Initial Capital Contributions
At Closing, Cottonmouth will make an initial contribution of cash to the Project Company in the amount to be mutually agreed by the Parties at Closing and Verde will make an initial contribution to the Project Company of (1) cash in the amount to be mutually agreed by the Parties at Closing and (2) a license to the applicable Verde Intellectual Property on the terms set forth in the License Agreement Term Sheet.

4. Required Capital Contributions
From and after Closing, if the Management Committee (as defined below) or Verde in its capacity as the operator of the Project Company (the “Operator”) determines in good faith that the Project Company requires additional capital (1) to fund the current Annual Budget (including Permitted Overruns) (each as defined below), (2) to fund amounts necessary to pay for expenditures incurred from time to time in responding to any Emergency (as defined on the Administrative Services Agreement Term Sheet), (3) to fund any required expenditures that the Management Committee determines are necessary in responding to any Required Upgrade (as defined on the Administrative Services Agreement Term Sheet) or (4) for any other purpose approved by the Management Committee in good faith, then the Management Committee or the Operator may issue a capital call notice to the Members requesting such additional capital. Upon receipt of a capital call notice, each Member will be required to fund its pro rata share of any such capital call based on relative Percentage Interests (a “Required Capital Contribution”).
If either Member fails to timely fund a Required Capital Contribution and such failure is not cured within time period to be mutually agreed in the definitive documents (a “Contribution Default”), the non-Defaulting Member may elect to make a dilutive elective contribution. The Default remedies as detailed in the “Member Defaults” section below shall also apply with respect to Contribution Defaults.

5. Member Defaults
The following shall result in a Member being in “Default” under the LLC Agreement (subject to mutually agreed upon cure periods where applicable): (1) a Contribution Default, (2) a material breach of the transfer provisions or (3) a Member bankruptcy event.
Members in Default will be subject to loss of governance rights (other than certain fundamental rights to be mutually agreed), loss of transfer rights (except that a Member in Contribution Default may transfer if as a condition to, and at closing of, such transfer, the transferee pays in full the transferring Member’s defaulted Capital Contribution or any loan made by a non-Defaulting Member with respect thereto), withholding and/or redirection of distributions and any other customary remedies mutually agreed upon in definitive documents.

6. Management / Management Committee
Subject to the authority expressly delegated to the Operator under the Administrative Services Agreement between the Project Company and the Operator, the Project Company will be governed by a management committee (the “Management Committee”), which will be comprised of three managers appointed by Verde and three managers appointed by Cottonmouth, with customary fall-away rights if Members sell their Membership Interests. Decisions of the Management Committee (including the matters specified below) will require the vote of Management Committee members appointed by Members with an aggregate Percentage Interest of 100%. Management Committee members will be “managers” for purposes of the Delaware Limited Liability Company Act.
Management Committee meetings shall be no less often than quarterly, and any member of the Management Committee may seek to schedule a Management Committee meeting upon reasonable advance notice.
For the avoidance of doubt, the matters below will require Management Committee approval:
1.    Creating any new subsidiaries of the Project Company;
2.    Changing the name or jurisdiction of the Project Company or any subsidiary or materially amending or modifying the organizational documents of any subsidiary;
3.    Any sale, exchange, transfer, lease, or other disposition of assets to a third party with a fair market value greater than $[•] (other than as contemplated by the Annual Budget);
4.    Other than any default rollover budget, approval of any Annual Budget other than the Initial Budget (as defined below), or any amendment to the Initial Budget or any other Annual Budget;
5.    Making expenditures other than (a) in accordance with applicable Annual Budget or default budget, (b) with respect to each such Annual Budget, up to 10% more than the aggregate amount of all expenditures set forth therein (“Permitted Overruns”), (c) emergency expenditures or (d) expenditures necessary to comply with law or contractual obligations;

6.    Establishing the minimum operating reserve for purposes of determining available cash for distributions;
7.    Commencing any action at law or suit in equity against any person or entity, or settling, releasing or compromising any claim against the Project Company or its subsidiaries (a) for an amount in excess of $[•] for any individual settlement or $[•] in any one year, (b) that would result in the admission of liability by the Project Company or its subsidiaries or (c) that would result in a restriction on any geographic area or line of business in which the Project Company or its subsidiaries may operate;
8.    Settling any tax audit, contest or other judicial or administrative proceeding with respect to certain significant tax returns;
9.    Entering into any agreement containing any non-compete, exclusivity or similar provision binding on the Project Company or any of its subsidiaries;
10.    Making a determination to not take any “bonus depreciation” under Code Section 168(k) (or other applicable provisions of the Code) for any applicable property;
11.    Hiring of any Project Company employees and enacting any Project Company employee benefit plans;
12.    Sale of the Project Company or any of its subsidiaries or abandonment (other than through abandonment of a Project or as contemplated by the Annual Budget) of more than $[•] of assets;
13.    Initiating any initial public offering;
14.    Entering into, terminating, amending or waiving any rights under any agreements between the Project Company or any of its subsidiaries, on the one hand, and any Member(s) or their affiliates or direct or indirect equity owners, on the other hand;
15.    Incurring, creating, assuming, or guaranteeing any indebtedness, other than certain permitted indebtedness to be mutually agreed upon in the definitive documents;

16.    Entering into any partnership, joint venture or similar transaction;
17.    Causing the Project Company or any of its subsidiaries to be treated or taxed as other than a partnership for U.S. federal income tax purpose;
18.    Any issuance, sale, repurchase or redemption of equity interests of the Project Company or any subsidiary or issuance of any option, warrant or other security convertible into or exercisable for any equity interests of the Project Company or any of its subsidiaries;
19.    Merging, acquiring, disposing, consolidating, combining, subdividing, reclassifying, recapitalizing or otherwise reorganizing the Project Company or any of its subsidiaries;
20.    Changing the distribution policy of the Project Company or making any distributions other than quarterly distributions of available cash;
21.    With respect to the Project Company or any subsidiary, voluntarily filing a petition in bankruptcy, making an assignment for the benefit of creditors, filing a petition or answer seeking, consenting to or acquiescing in any reorganization, arrangement, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation or taking any action seeking, consenting to or acquiescing in the appointment of a trustee, receiver or liquidator for any substantial part of the properties and assets of such entity;
22.    Making capital calls or accepting capital contributions other than as provided in the “Capital Contributions” section of this term sheet;
23.    Amending, replacing, modifying or waiving the LLC Agreement or other organizational documents of the Project Company, other than amendments that do not materially adversely and disproportionately impact the rights of Members;
24.    Liquidating or dissolving the Project Company or any of its subsidiaries or abandoning any Project;
25.    Changing, or engaging in any activities that are outside of the scope of, the purpose of the Project Company as set forth in the LLC Agreement; and
26.    Entering into any contract providing for or otherwise committing to take any of the foregoing actions.

7. Budgets
The go-forward construction budget for the Project Company (the “Construction Budget”) and a preliminary consolidated annual operating expenditure budget for the Project Company (the “Annual Operating Budget”, and together with the Construction Budget, the “Annual Budget”) for the remainder of calendar year 2023 will be attached to the LLC Agreement (the “Initial Budget”).
Within 30 days prior to the commercial operation date (“COD”) of the Project, the Operator will prepare for Management Committee approval a final operating budget for such Project covering the period between COD of such Project and the remainder of the calendar year in which COD occurs, which once approved by the Management Committee, will automatically be deemed to amend the Annual Operating Budget. Any amendments to the Annual Budget will require Management Committee approval; provided that the Construction Budget included in each Annual Budget will not be changed.
No later than November 15th of each calendar year beginning with the year following the year in which COD occurs, the Operator shall prepare an Annual Budget for the upcoming calendar year for review and approval by the Management Committee. If the Management Committee does not approve the proposed Annual Budget for the succeeding calendar year by December 15th, then a default rollover budget will apply for such succeeding year until the Management Committee approves an Annual Budget for that year. Such rollover budget shall include (1) the actual operating expenditures of the Project Company and its subsidiaries for the prior calendar year, increased by CPI, and (2) any capital expenditures approved by the Management Committee regardless of whether included in the preceding year’s approved Annual Budget.

8. Information Rights
Each Member will have customary information and audit rights with respect to the Project Company, including the right to receive monthly business reports, quarterly unaudited financial statements and audited financial statements.

9. Tax	The Project Company will be an organization classified as a partnership for purposes of United States federal income tax.

10. Preemptive Rights
Each Member will have preemptive rights to purchase its pro rata portion of any equity issued by the Project Company, subject to customary exclusions (including, for example, mergers with third parties and equity issued to third-party lenders).

11. Transfer Restrictions
Each Member’s Membership Interests will be subject to customary transfer restrictions, including (1) a right of first offer in favor of the other Member and (2) a requirement to transfer a to-be-agreed minimum amount of such Member’s interest in any permitted transfer; provided, however, so long as Verde is the Operator, Verde’s Percentage Interest shall not be less than 20% following any such transfer. If the Member who is (or whose affiliate is) the Operator proposes to directly or indirectly transfer any of its Membership Interests such that it would own less than 20% of the outstanding Membership Interests after such transfer, (i) it would be required to resign as Operator, (ii) the Management Committee will appoint a successor operator in connection with such transfer and (iii) the transferee and successor operator must be reasonably acceptable to the other Member. Transfers to a Member’s affiliates are permitted so long as such affiliate is at least as creditworthy as the transferring Member, including the transferring Member guaranteeing such affiliate’s obligations.

12. Distributions
Subject to approval by the Management Committee, the Project Company would make distributions in an amount equal to 100% of available cash (generally, revenues, less budgeted operating costs and capital costs, less reasonable reserves for 6 months following the expected date of such distribution) on a quarterly basis. Distributions shall be made in accordance with each Member’s Percentage Interest.

13. Indemnification	The LLC Agreement will contain indemnification provisions in favor of the Members and managers and officers of the Project Company.

14. Fiduciary Duties
Any and all fiduciary duties of the Members and the managers will be waived to the maximum extent permitted by applicable law. All decisions of the managers appointed by the Members may be made in the sole discretion of the Member that appointed such manager. Officers and employees of the Project Company will be subject to standard Delaware fiduciary duties.
Other than as set forth in the “Project Opportunities” section below, no Member or manager who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Project Company, shall have any duty to communicate or offer such opportunity to the Project Company, and such Member or manager shall not be liable to the Project Company for breach of any duty by reason of the fact that such Member or manager pursues or acquires for itself, directs such opportunity to another person or entity or does not communicate such opportunity or information to the Project Company; provided, however, that such Member or manager does not engage in such business or activity using confidential or proprietary information provided by or on behalf of the Project Company to such Member or manager in its capacity as such. Such corporate opportunity waiver will also apply with respect to the Members’ affiliates, including Bluescape Energy Partners and its affiliates.

15. Project Opportunities	Each Member will be required to first offer any Project opportunity in the AMI to the Project Company before it or any of its affiliates may pursue such opportunity.
16. Governing Law	The LLC Agreement will be governed by Delaware law.
17. Expenses
Under the terms of the JDA, the Parties will be reimbursed for expenses incurred by them during the term of the JDA and included in the Annual Budget. Each Member will receive capital account credit for such expenses incurred by such Member in connection with the Project prior to the Closing and included in the Annual Budget.

Exhibit D

Construction Management Agreement Term Sheet

Exhibit E

License Agreement Term Sheet

Exhibit F

Ground Lease Term Sheet

Annex A
SITE MAP

Exhibit G

Administrative Services Agreement Term Sheet

Exhibit H

Gas Tolling Agreement Term Sheet

Attachment 1